Exhibit 99.1

Omnicom Group Reports Third Quarter and Year-to-Date
2017 Results

NEW YORK, October 17, 2017 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the third quarter of 2017 increased seven cents, or 6.6%, to $1.13 per share versus $1.06 per share for the third quarter of 2016.

Omnicom’s worldwide revenue in the third quarter of 2017 decreased 1.9% to $3,719.5 million from $3,791.1 million in the third quarter of 2016. The components of the change in revenue included an increase in revenue from the positive foreign exchange rate impact of 1.0%, a decrease in acquisition revenue, net of disposition revenue of 5.7% and an increase in revenue from organic growth of 2.8% when compared to the third quarter of 2016.

Across our regional markets, organic growth in the third quarter of 2017 as compared to the third quarter of 2016 was 2.1% in North America, 3.8% in the United Kingdom, 7.8% in the Euro Markets and Other Europe, 1.4% in Asia Pacific, while Latin America decreased 5.4% and Middle East and Africa decreased 1.6%.

Organic growth in the third quarter of 2017 as compared to the third quarter of 2016 in our four fundamental disciplines was as follows: advertising increased 4.7%, CRM increased 0.1%, public relations decreased 0.4% and specialty communications increased 5.1%.

Operating profit in the third quarter of 2017 increased $11.1 million, or 2.4%, to $464.2 million from $453.1 million in the third quarter of 2016. Our operating margin for the third quarter of 2017 increased to 12.5% versus 12.0% for the third quarter of 2016.

For the third quarter of 2017, our income tax rate was 31.6% compared to 32.7% for the same period in 2016. The year over year difference resulted from the adoption of FASB Accounting Standards Update 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") on January 1, 2017. Income tax expense for the third quarter of 2017 included a benefit

Omnicom Group Inc.

of $4.8 million arising from a cash tax deduction on restricted stock awards that vested and stock option awards that were exercised in the third quarter of 2017 in excess of the book tax deduction on the amortization of these awards over the vesting period. In prior periods only the book tax deduction was reflected in income tax expense. ASU 2016-09 is required to be adopted prospectively, and prior periods have not been restated.

Net income - Omnicom Group Inc. for the third quarter of 2017 increased $9.8 million, or 3.9%, to $263.6 million from $253.8 million in the third quarter of 2016, including the effects of the adoption of ASU 2016-09.

Year-to-date

Diluted net income per common share for the nine months ended September 30, 2017 increased twenty-four cents, or 7.3%, to $3.55 per share compared to $3.31 per share for the nine months ended September 30, 2016.

Worldwide revenue for the nine months ended September 30, 2017 decreased 0.7% to $11,097.1 million from $11,175.1 million in the same period of 2016. The components of the change in revenue included a decrease in revenue from the negative foreign exchange rate impact of 0.5%, a decrease in acquisition revenue, net of disposition revenue of 3.7% and an increase in revenue from organic growth of 3.5% when compared to the same period of 2016.

Across our regional markets, organic growth for the nine months ended September 30, 2017 as compared to the same period of 2016 was 1.1% in North America, 7.1% in the United Kingdom, 7.9% in the Euro Markets and Other Europe, 5.7% in Asia Pacific, 1.0% in Latin America and 17.8% in the Middle East and Africa.

Organic growth for the nine months ended September 30, 2017 compared to the same period in 2016 in our four fundamental disciplines was as follows: advertising increased 5.0%, CRM increased 1.9%, public relations increased 0.3% and specialty communications increased 3.5%.

Operating profit for the nine months ended September 30, 2017 increased $32.6 million, or 2.3%, to $1,439.6 million compared to $1,407.0 million for the same

Omnicom Group Inc.

period in 2016. Our operating margin for the nine months ended September 30, 2017 increased to 13.0% versus 12.6% for the same period in 2016.

For the nine months ended September 30, 2017, our income tax rate was 31.1% compared to 32.6% for the same period in 2016. The year over year difference resulted from the adoption of ASU 2016-09 on January 1, 2017. Income tax expense for the nine months ended September 30, 2017 included a benefit of $19.5 million arising from a cash tax deduction on restricted stock awards that vested and stock option awards that were exercised in the first nine months of 2017 in excess of the book tax deduction on the amortization of these awards over the vesting period. In prior periods only the book tax deduction was reflected in income tax expense. ASU 2016-09 is required to be adopted prospectively, and prior periods have not been restated.

Net income - Omnicom Group Inc. for the nine months ended September 30, 2017 increased $35.7 million, or 4.5%, to $834.0 million from $798.3 million in the same period in 2016.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions). Accordingly, we believe they are useful measures for investors to evaluate the performance of our businesses. The financial tables at the end of this document reconcile the GAAP financial measure of net income to EBITA for the periods presented.

For the third quarter of 2017, EBITA increased $10.0 million, or 2.1%, to $492.1 million from $482.1 million in the third quarter of 2016. Our EBITA margin increased to 13.2% for the third quarter of 2017 versus 12.7% in the third quarter of 2016.

For the nine months ended September 30, 2017, EBITA increased 2.3%, or $33.7 million, to $1,526.4 million from $1,492.7 million for the same period in 2016. Our EBITA margin for the nine months ended September 30, 2017 increased to 13.8% versus 13.4% for the same period in 2016.

Omnicom Group Inc.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the presentation above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

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For a live webcast or a replay of our third quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2017	2016

Revenue	$3,719.5	$3,791.1
Operating Expenses:
Salary and service costs	2,770.5	2,851.6
Occupancy and other costs	316.7	309.2
Costs of services	3,087.2	3,160.8
Selling, general and administrative expenses	99.5	104.1
Depreciation and amortization	68.6	73.1
	3,255.3	3,338.0
Operating Profit	464.2	453.1
Interest Expense	59.0	52.9
Interest Income	12.6	10.9
Income Before Income Taxes	417.8	411.1
Income Tax Expense (a)	132.0	134.3
Income From Equity Method Investments	1.1	1.4
Net Income	286.9	278.2
Net Income Attributed To Noncontrolling Interests	23.3	24.4
Net Income - Omnicom Group Inc.	263.6	253.8
Less: Net income allocated to participating securities	0.3	1.2
Net income available for common shares	$263.3	$252.6

Net income per common share - Omnicom Group Inc.
Basic	$1.14	$1.06
Diluted	$1.13	$1.06

Weighted average shares (in millions)
Basic	231.2	237.4
Diluted	232.7	238.7

Dividend declared per common share	$0.55	$0.55

(a)	On January 1, 2017, we adopted FASB ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09), which requires all additional tax benefits or deficiencies related to share-based compensation to be recognized in the results of operations on the restricted stock vesting date or on the exercise date for stock options. ASU 2016-09 is required to be adopted on a prospective basis and retroactive restatement is not permitted. As a result, income tax expense for the three months ended September 30, 2017 reflects a reduction of $4.8 million arising from a larger cash tax deduction as compared to the book tax deduction resulting from the vesting of restricted stock and stock options that were exercised in the third quarter of 2017. The larger tax deduction is primarily due to the increase in the intrinsic value of these awards that resulted from an increase in the price of our common stock since the grant date of the awards.

Omnicom Group Inc.

Consolidated Statements of Income

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2017	2016

Revenue	$11,097.1	$11,175.1
Operating Expenses:
Salary and service costs	8,200.8	8,298.9
Occupancy and other costs	915.7	925.8
Costs of services	9,116.5	9,224.7
Selling, general and administrative expenses	328.6	323.1
Depreciation and amortization	212.4	220.3
	9,657.5	9,768.1
Operating Profit	1,439.6	1,407.0
Interest Expense	169.2	157.6
Interest Income	38.0	30.6
Income Before Income Taxes	1,308.4	1,280.0
Income Tax Expense (a)	406.7	417.7
Income From Equity Method Investments	2.7	4.0
Net Income	904.4	866.3
Net Income Attributed To Noncontrolling Interests	70.4	68.0
Net Income - Omnicom Group Inc.	834.0	798.3
Less: Net income allocated to participating securities	1.4	4.8
Net income available for common shares	$832.6	$793.5

Net income per common share - Omnicom Group Inc.
Basic	$3.58	$3.33
Diluted	$3.55	$3.31

Weighted average shares (in millions)
Basic	232.6	238.4
Diluted	234.4	239.6

Dividend declared per common share	$1.65	$1.60

(a)	On January 1, 2017, we adopted FASB ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09), which requires all additional tax benefits or deficiencies related to share-based compensation to be recognized in the results of operations on the restricted stock vesting date or on the exercise date for stock options. ASU 2016-09 is required to be adopted on a prospective basis and retroactive restatement is not permitted. As a result, income tax expense for the nine months ended September 30, 2017 reflects a reduction of $19.5 million arising from a larger cash tax deduction as compared to the book tax deduction resulting from the vesting of restricted stock and stock options that were exercised in the first nine months of 2017. The larger tax deduction is primarily due to the increase in the intrinsic value of these awards that resulted from an increase in the price of our common stock since the grant date of the awards.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2017	2016

Net Income - Omnicom Group Inc.	$263.6	$253.8
Net Income Attributed To Noncontrolling Interests	23.3	24.4
Net Income	286.9	278.2
Income From Equity Method Investments	1.1	1.4
Income Tax Expense	132.0	134.3
Income Before Income Taxes	417.8	411.1
Interest Income	12.6	10.9
Interest Expense	59.0	52.9
Operating Profit	464.2	453.1
Add back: Amortization of intangible assets	27.9	29.0
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$492.1	$482.1

Revenue	$3,719.5	$3,791.1
EBITA	$492.1	$482.1
EBITA Margin - %	13.2%	12.7%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions). Accordingly, we believe they are useful measures for investors to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions)

	2017	2016

Net Income - Omnicom Group Inc.	$834.0	$798.3
Net Income Attributed To Noncontrolling Interests	70.4	68.0
Net Income	904.4	866.3
Income From Equity Method Investments	2.7	4.0
Income Tax Expense	406.7	417.7
Income Before Income Taxes	1,308.4	1,280.0
Interest Income	38.0	30.6
Interest Expense	169.2	157.6
Operating Profit	1,439.6	1,407.0
Add back: Amortization of intangible assets	86.8	85.7
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$1,526.4	$1,492.7

Revenue	$11,097.1	$11,175.1
EBITA	$1,526.4	$1,492.7
EBITA Margin - %	13.8%	13.4%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization arising from acquisitions). Accordingly, we believe they are useful measures for investors to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.